Exhibit 97

Universal Health Services, Inc.
Clawback Policy

The Board of Directors (the “Board”) of Universal Health Services, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D (“Section 10D”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “NYSE Rule”).

1.
Administration

Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy and for the Company’s compliance with NYSE Rule, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the Securities and Exchange Commission (“SEC”) or New York Stock Exchange (“NYSE”) promulgated or issued in connection therewith. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2.
Definitions

As used in this Policy, the following definitions shall apply:

•
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). For avoidance of doubt, an out-of-period adjustment when the error is immaterial to the previously issued financial statements, and the correction of the error is also immaterial to the current period shall not constitute an “Accounting Restatement.”

•
“Applicable Period” means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
•
“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of “executive officer” set forth in Rule 10D-1 and the NYSE Rule.
•
“Effective Date” means October 2, 2023, the effective date of the NYSE Rule.
•
A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more business segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on capital, return on assets); earnings measures (e.g., earnings per diluted share and adjusted earnings per diluted share); cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.
•
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. Base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered incentive‐based compensation, unless the awards were granted, paid or vested based in part on a Financial Reporting Measure.

3.
Mandatory Recovery Pursuant to Rule 10D-1 and NYSE Rule
(a)
Covered Executives; Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive (i) on or after the Effective Date, (ii) after beginning services as a Covered Executive; (iii) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (iv) while the Company had a listed class of securities on a national securities exchange or a national securities association; and (v) during the Applicable Period (the “Clawback Eligible Incentive-Based Compensation”). Recovery of compensation is not required (A) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming a Covered Executive or (B) from any individual who is a Covered Executive on the date on which the Company is required to prepare an Accounting Restatement but who was not a Covered Executive at any time during the performance period for which the Incentive-Based Compensation is received. For example, if an individual serving as a Covered Executive at the date that the Company is required to prepare an Accounting Restatement was not an executive officer at any time during a performance period that ended during the Applicable Period, amounts of incentive compensation received by that individual for that specific performance period are not required to be recovered.

(b)
Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup the amount of any “Erroneously Awarded Compensation” (as defined below) received by any Covered Executive, as calculated pursuant to Section 3(c) hereof, during the Applicable Period.

(c)
Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, with respect to each Covered Executive in connection with an Accounting Restatement, as determined by the Administrator, is the amount of the Clawback Eligible Incentive-Based Compensation received by such Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts.

In the event the Company is required to prepare an Accounting Restatement, the Administrator shall determine the amount of any Erroneously Awarded Compensation received by each effected Covered Executive in accordance with this Policy and shall promptly notify each effected Covered Executive with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes that may have been incurred or paid by the Covered Executive in respect of the Erroneously Awarded Compensation. For the avoidance of doubt, recovery of Erroneously Awarded Compensation pursuant to this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Covered Executive engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on (or derived from) stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement: (i) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

(d)
Method of Recoupment

The Administrator shall determine, in its sole discretion, the appropriate method for reasonably promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive. Notwithstanding the foregoing, subject to the exceptions set forth in Section 3(e) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations under this Policy. To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall, and shall cause one or more of its subsidiaries to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company and its subsidiaries for any and all expenses reasonably incurred (including legal fees) by the Company of any of its subsidiaries in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(e)
Limited Exceptions to Mandatory Recovery

The Company is authorized and directed pursuant to this Section 3 to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or
•
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a), as amended, and regulations thereunder.
(f)
No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, neither the Company nor any of its subsidiaries shall insure or indemnify any Covered Executives against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy. Further, the Company and its subsidiaries shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to any Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

4.
Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

5.
Effective Date; Retroactive Application

This Policy shall be effective as of the Effective Date. The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.

6.
Amendment; Termination

Subject to the compliance with applicable federal securities laws, Rule 10D-1 and the NYSE Rule, the Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by SEC or NYSE.

7.
Other Recoupment Rights; Company Claims

The Board intends that this Policy shall be applied to the fullest extent of the law. This Policy is in addition to the requirements of Section 304 of the Sarbanes‐Oxley Act of 2002, which shall continue to apply to the Company’s chief executive officer and chief financial officer who, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, shall reimburse the Company for any bonus or other incentive-based or equity-based compensation received by such person from the Company during the 12-month period following the first public issuance or filing with SEC (whichever first occurs) of the financial document embodying such financial reporting requirement, and any profits realized from the sale of securities of the Company during that 12-month period. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company or any of its subsidiaries under applicable law or pursuant to the terms of any similar policy in any employment agreement, offer letter, compensation plan, equity award agreement, or similar agreement or arrangement, and any other legal remedies available to the Company or any of its subsidiaries under any other policy of the Company; provided, however, that to the extent that the Covered Executive has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law (including, without limitation, pursuant to Section 304 of the Sarbanes‐Oxley Act of 2002), it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy. Any employment agreement, offer letter, compensation plan, equity award agreement, or any other agreement or arrangement with an Covered Executive (whether entered into before, on or after the Effective Date of this Policy) shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit or preclude any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive or any other person arising out of or resulting from any actions or omissions by the Covered Executive and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities.

8.
Successors

This Policy shall be binding and enforceable against all Covered Executives and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives.

9.
Disclosure Requirement

A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s annual report on Form 10-K and the Company shall comply with the disclosure, documentation and records requirements related to this Policy under Section 10D of the Exchange Act, Rule 10D-1, applicable listing rules of NYSE and applicable SEC filings.

[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:]

Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that I have received and read the attached Clawback Policy of Universal Health Services, Inc. (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), and I am fully bound by, and subject to, all of the terms and conditions of the Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:
[Name]	[Date]
[Title]